                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549






                                FORM 8-K/A

                              CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):    October 20, 1997



                           Pubco Corporation
          (Exact name of registrant as specified in its charter)



   Delaware                   0-1359                    53-0246410
(State or other            (Commission              (I.R.S. Employer
 jurisdiction of           File Number)             Identification No.)
 incorporation)



                            3830 Kelley Avenue
                           Cleveland, Ohio 44114
                 (Address of principal executive offices)



Registrant's telephone number, including area code:    (216) 881-5300

    The undersigned Registrant hereby amends the following items, financial statements, exhibits or other portions of its Current
Report on Form 8-K dated October 20, 1997 by including the items set forth below.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

Financial Statements and Pro Forma Financial Information

    a. Audited Consolidated Balance Sheets of Kroy, Inc. and Subsidiaries as of March 31, 1997 and 1996 and Audited Consolidated Statements of Operations, Audited Consolidated Statement of Stockholders' Equity, and Audited
         Consolidated Statements of Cash Flows of Kroy, Inc. and Subsidiaries for the years ended March 31, 1997 and 1996. Unaudited Consolidated Balance Sheet of Kroy, Inc. and Subsidiaries as of September 30, 1997 and unaudited Consolidated Statements of Operations and unaudited Consolidated Statements of Cash Flows of Kroy, Inc. and Subsidiaries for the periods ended September 30, 1997 and 1996.

    b.   Proforma Condensed Consolidated Balance Sheet of the
         Registrant as of September 30, 1997 and Proforma Condensed Consolidated Statements of Operations of the Registrant for the year ended December 31, 1996 and the period ended
         September 30, 1997.

                         Report of Independent Auditors

The Board of Directors and Stockholders
Kroy, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Kroy, Inc. and subsidiaries as of March 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kroy, Inc. and subsidiaries at March 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Kroy, Inc. and subsidiaries will continue as a going concern. As more fully described in Note 2, the Company has incurred a significant net loss in the recent period and has not complied with certain covenants of loan agreements with banks. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Phoenix, AZ                                         Ernst & Young  LLP

June 24, 1997

                           Kroy, Inc. and Subsidiaries

                           Consolidated Balance Sheets

                             (Dollars in thousands)

                                                                    March 31
                                                                 1997     1996
Assets
Current assets:
 Cash and cash equivalents                                     $   226  $   403
 Receivables, net of allowance of $557 in 1997 and $537 in 1996  3,924    3,605
 Inventories                                                     5,134    5,685
 Deferred income taxes                                             473      612
 Other current assets                                              460      683
                                                               -------  -------
Total current assets                                            10,217   10,988

Property, plant and equipment, net                               2,167    1,304

Reorganization value in excess of amounts allocable to
 identifiable assets, net of accumulated amortization of $831
 in 1997 and $797 in 1996                                          611      645

Other assets                                                       755      490







                                                               -------  -------
Total assets                                                   $13,750  $13,427
                                                               =======  =======

See accompanying notes.

                           Kroy, Inc. and Subsidiaries

                           Consolidated Balance Sheets

                             (Dollars in thousands)



                                                                    March 31
                                                                  1997     1996
Liabilities and stockholders' equity
 Current liabilities:
 Accounts payable                                              $ 2,829  $ 2,002
 Accrued salaries, commissions, bonuses and related taxes          462      419
 Accrued interest                                                   40       32
 Income taxes payable                                               96      131
 Other current liabilities                                       1,126      271
 Current portion of capital lease obligations                      108        -
 Long-term debt not in compliance with covenants                 4,604      290
                                                               -------  -------
Total current liabilities                                        9,265    3,145

Deferred income taxes                                              473      638
Capital lease obligations, less current portion                    318        -
Long-term debt, less current portion                                 -    3,395

Commitments

Stockholders' equity:
 Common stock, Class A, $.01 par value - authorized, 1,000,000
  shares; issued and outstanding, 100,000                            1        1
 Additional paid-in capital                                      3,674    3,674
 Retained earnings                                                 790    3,348
 Cumulative translation adjustment                                (771)    (774)
                                                               -------  -------
Total stockholders' equity                                       3,694    6,249
                                                               -------  -------
Total liabilities and stockholders' equity                     $13,750  $13,427
                                                               =======  =======


See accompanying notes.

                           Kroy, Inc. and Subsidiaries

                      Consolidated Statements of Operations

                             (Dollars in thousands)

                                                            Year Ended March 31
                                                                1997     1996

Net sales                                                     $26,885   $27,125
Cost of sales                                                  15,786    15,279
                                                              -------   -------
                                                               11,099    11,846

Operating expenses:
 Selling, general and administrative                           10,509    10,380
 Product development                                            1,206     1,206
 Legal judgment                                                   922         -
 Restructuring charges                                            597         -
                                                              -------   -------
Operating income (loss)                                        (2,135)      260

Other expense (income):
 Interest, net                                                    499       374
 Other, net                                                       181      (293)
                                                              -------   -------
Income (loss) before income taxes                              (2,815)      179
Income tax expense (benefit)                                     (257)       74
                                                              -------   -------
Net income (loss)                                             $(2,558)  $   105
                                                              =======   =======


See accompanying notes.

                           Kroy, Inc. and Subsidiaries

                 Consolidated Statements of Stockholders' Equity

                             (Dollars in thousands)

                                               Additional            Cumulative
                                Common Stock    Paid-In    Retained  Translation
                               Shares  Amount   Capital    Earnings  Adjustment    Total
Balance, April 1, 1995        100,000    $1     $3,674      $3,243    $  (410)    $6,508

Net income                          -     -          -         105          -        105

Unrealized translation loss         -     -          -           -       (364)      (364)
                              -------    --     ------      ------    -------     ------
Balance, March 31, 1996       100,000    $1     $3,674      $3,348    $  (774)    $6,249

Net loss                            -     -          -      (2,558)         -     (2,558)

Unrealized translation gain         -     -          -           -          3          3
                              -------    --     ------      ------    -------     ------
Balance, March 31, 1997       100,000    $1     $3,674      $  790    $  (771)    $3,694
                              =======    ==     ======      ======    =======     ======

See accompanying notes.

                           Kroy, Inc. and Subsidiaries

                      Consolidated Statements of Cash Flows

                             (Dollars in thousands)

                                                            Year Ended March 31
                                                                1997     1996
Operating activities
Net income (loss)                                            $(2,558)   $   105
Adjustments to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
  Depreciation and amortization                                  727      1,114
  Deferred income taxes                                          (26)       302
  Gain on sale of fixed assets                                     -       (716)
Changes in operating assets and liabilities:
 Receivables                                                    (319)      (199)
 Inventories                                                     554        322
 Other assets                                                    (80)      (835)
 Accounts payable                                                827        659
 Accrued salaries, commissions, bonuses and related taxes         43          9
 Accrued interest                                                  8       (122)
 Income taxes                                                    (35)       (89)
 Other current liabilities                                       855       (525)
                                                             -------    -------
Net cash provided by (used in) operating activities               (4)        25

Investing activities
Capital expenditures                                          (1,002)      (470)
Proceeds from sale of fixed assets                                 -      1,700
                                                             -------    -------
Net cash provided by (used in) investing activities           (1,002)     1,230

Financing activities
Net proceeds (payments) under long-term debt                     919     (5,473)

Capital lease obligation payments                                (90)         -
                                                             -------    -------
Net cash provided by (used in) financing activities              829     (5,473)

Net decrease in cash and cash equivalents                       (177)    (4,218)
Cash and cash equivalents, beginning of year                     403      4,621
                                                             -------    -------
Cash and cash equivalents, end of year                       $   226    $   403
                                                             =======    =======

See accompanying notes.

                          Kroy, Inc. and Subsidiaries

                  Notes to Consolidated Financial Statements

                               March 31, 1997


1. The Company and Its Reorganization

The Company was incorporated under the laws of the State of Minnesota for the principle purpose of engaging in the design, manufacture, and sale of lettering products principally in the United States and Europe.

On December 23, 1986, members of Kroy Inc.'s then management and other investors purchased all the Company's outstanding common stock in a leveraged buyout. Until that date, Kroy Inc.'s common stock had been publicly traded in the over-the-counter market. On May 15, 1990, Kroy Inc. and its subsidiary, Kroy (Europe) Limited, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Arizona (the "Bankruptcy Court"). On August 10, 1990, the Company's First Amended Joint Plan of Reorganization (the "Reorganization Plan") was confirmed by the Bankruptcy Court.

On November 16, 1990, after obtaining new equity and debt financing, the Company's Reorganization Plan became effective and distributions under the Reorganization Plan commenced. The Company accounted for the reorganization using fresh-start reporting as prescribed by AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (SOP 90-7). Accordingly, all assets were restated as of the plan confirmation date to reflect the reorganization value, which approximated fair value at the date of reorganization.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Kroy, Inc. and its wholly owned subsidiaries, Kroy (Europe) Limited, Kroy (Germany) GmbH, and Kroy France SARL (collectively the "Company"). All material intercompany accounts and transactions have been eliminated.

Cash and cash equivalents

Cash and cash equivalents consist of cash in interest and noninterest bearing checking accounts with maturity dates of less than three months from date of purchase.

                          Kroy, Inc. and Subsidiaries

2. Summary of Significant Accounting Policies (continued)

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Cost (which represents fair value) of assets purchased prior to November 17, 1990 represents the appraised value of the asset, unless the expected future use of the asset indicates a lower value, in which case the asset is valued at the lower value. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets.

Reorganization Value in Excess of Amounts Allocable to Identifiable Assets

Reorganization value in excess of amounts allocable to identifiable assets related to the reorganization of the Company represents the excess of the reorganization value over the fair value of identifiable assets and is being amortized over twenty years using the straight-line method.

Income Taxes

The Company accounts for income taxes under Financial Accounting Standards Board
(FASB) Statement No. 109, "Accounting for Income Taxes." Under Statement No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Advertising Costs

The Company expenses advertising costs as incurred. The total amounts charged to advertising expense were approximately $1,192,000 for the year ended March 31, 1997 and $1,011,000 for the year ended March 31, 1996.

Net Income (loss) per share

Net income (loss) per common share has been computed by dividing net income
(loss) by the number of shares outstanding, which for the years ended
March 31, 1997 and 1996 were $(25.58) and $1.05, respectively.

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

                          Kroy, Inc. and Subsidiaries

2. Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and borrowings under the revolving credit agreement reported in the consolidated balance sheets approximate their fair value.

Basis of Presentation

The Company has experienced a large net loss in the recent period which has weakened its financial condition and created violations of its debt covenants which have not been waived by the bank. Accordingly, all of its debt is in default and has been classified as current. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classifications of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Management's plans with respect to this matter are to seek additional sources of financing to meet its immediate and long-term needs and to improve operating results through sales programs and cost control programs. However, there is no assurance that the Company will be able to obtain the financing sources it requires or that it will be able to return to profitability so that it can continue in operation.

3. Inventories

Inventories consist of the following:

                                               March 31
                                            1997     1996
                                            (In thousands)

     Raw materials                         $2,800   $2,303
     Work in process                          152      736
     Finished goods                         2,182    2,646
                                           ------   ------
                                           $5,134   $5,685
                                           ======   ======

                          Kroy, Inc. and Subsidiaries

4. Property, Plant and Equipment

Property, plant and equipment consists of the following:

                                               March 31
                                            1997     1996
                                            (In thousands)

     Buildings and improvements            $   404  $   347
     Equipment                               6,399    5,177
     Capital projects in progress              370      164
                                           -------  -------
                                             7,173    5,688
     Less accumulated depreciation          (5,006)  (4,384)
                                           -------  -------
                                           $ 2,167  $ 1,304
                                           =======  =======

During the year ended March 31, 1996, the Company entered into a sale-leaseback transaction whereby they sold the land and building at their manufacturing facility in Osceola, Wisconsin. As a result of the sale, the Company recorded a gain of approximately $558,000, net of selling expenses. The gain has been included in other income in the consolidated financial statements.

5. Long-Term Debt

Long-term debt consists of the following:
                                                                  March 31
                                                                1997    1996
                                                               (In thousands)

Revolving credit agreement (Revolver), interest due monthly
at the National Bank of Canada prime lending rate plus 1.25
percent (9.75 percent at March 31, 1997), outstanding
principal and interest originally due March 1999 (not in
compliance with loan covenants).                             $ 4,604  $ 3,395

Term note, paid in full in 1997.                                   -      290
                                                             -------  -------
                                                               4,604    3,685
Less current portion and portion not in compliance with       (4,604)    (290)
covenants.                                                   -------  -------
                                                             $     -  $ 3,395
                                                             =======  =======

                          Kroy, Inc. and Subsidiaries

5. Long-Term Debt (continued)

The Company is not in compliance with certain financial and other loan covenants at March 31, 1997, and has not received a waiver of these covenant violations. Accordingly, all of its long-term debt has been classified as current. While the lender has not called the loan due, they have such right and the entire portion of the debt has been classified as current. Management is seeking additional sources of financing to meet its immediate and long-term needs.

The revolver allows the Company to borrow an amount up to $6,000,000, but restricts the borrowings based on receivable and inventory levels. The term loan and revolver are collateralized by substantially all of the Company's assets, and contain certain covenants, the more restrictive of which prohibit the payment of dividends, limit investments in marketable securities and capital expenditures, and require the Company to comply with certain financial ratios. As of March 31, 1997, no funds were available for borrowings under its revolver.

Kroy Holding Company has debt in the amount of approximately $4,397,000 at March 31, 1997, which was issued in conjunction with the reorganization of Kroy Inc. The Company is not liable with respect to the Kroy Holding Company debt.

The Company made interest payments of $474,000 during the year ended March 31, 1997 and $575,000 during the year ended March 31, 1996.

6. Income Taxes

The components of the income tax expense (benefit) for the years ended March 31, 1997 and 1996, are as follows (in thousands):
                                            1997     1996
     Current                               $(231)   $(228)
     Deferred                                (26)     302
                                           -----    -----
                                           $(257)   $  74
                                           =====    =====

The income tax expense (benefit) differs from the amount computed by applying the federal statutory rate for the years ended March 31, 1997 and 1996, due primarily to increases in the valuation reserve of $602,000 in 1997 and amortization of intangibles which are not deductible for tax purposes.

The Company files consolidated income tax returns with Kroy Holding Company, its 85 percent owner and effective January 1, 1996 is further consolidated for federal income tax purposes with Heller Equity Capital Corporation (Heller). The tax provisions set forth herein relate solely to Kroy, Inc. and do not reflect tax benefits related to the results of operations of other companies which join in a consolidated tax filing with Heller. The Company has tax sharing arrangements

                          Kroy, Inc. and Subsidiaries

6. Income Taxes (continued)

with Kroy Holding Company (KHC) and Heller. At March 31, 1997, the Company's income tax payable includes a liability of $464,000 due to KHC for use of KHC tax losses from prior years. During 1997, a portion of the Company's net operating losses were eligible for carryback under built-in loss rules for tax attributes economically accrued prior to the Heller tax sharing arrangement. The Company has reduced its income tax payable by $365,000 for the refund available through this carryback. Under the Heller tax sharing arrangement, the Company and KHC are to pay Heller any taxes due as if they were a separate consolidated group for federal income tax purposes. At March 31, 1997, the Company has approximately $1,000,000 of net operating loss carryforwards which under the Heller tax sharing arrangement can only be recovered through future taxable income relating to periods in which the Company will be included in a consolidated tax filing with Heller. The Company has provided for a valuation reserve against the future tax benefit of this net operating loss carryforward. During the year ended March 31, 1997, the Company received an income tax refund of $192,000 and in 1996, the Company made payments related to income taxes in the amount of $10,000.

Significant components of the Company's deferred tax liabilities and assets as of March 31, 1997 and 1996 are as follows (in thousands):
                                                         1997      1996
     Deferred tax liabilities:
      Fixed asset depreciable basis                    $   41    $  204
      Other asset basis differences                       432       434
                                                       ------    ------
     Total deferred tax liabilities                       473       638

     Deferred tax assets:
      Inventory allowances                                127       262
      Accrued liabilities                                 504       220
      Receivables allowances                               83        80
      Alternative minimum tax credit                        -        50
      Net operating loss carryforward                     361         -
                                                       ------    ------
     Total deferred tax assets                          1,075       612
     Less valuation reserve                              (602)        -
                                                       ------    ------
     Net deferred tax assets                              473       612

     Net deferred tax liabilities                      $    -    $   26
                                                       ======    ======

                          Kroy, Inc. and Subsidiaries

7. Commitments

Leases

The Company leases equipment under capital leases. The Company is also obligated under noncancelable operating leases for premises and equipment. Certain real property leases provide for increased rentals based upon stipulated escalation clauses or increases in real estate taxes or operating costs.

Property and equipment includes the following amounts for leases that have been capitalized at March 31, 1997 (in thousands):

    Equipment                                          $   516
    Less accumulated amortization                          (99)
                                                       -------
                                                       $   417
                                                       =======

Amortization of leased assets is included in depreciation and amortization expense.

During the year ended March 31, 1997, the Company acquired approximately $516,000, respectively, of equipment under capital leases.

Future minimum payments under capital leases and noncancelable operating leases with initial terms of one year or more consisted of the following at March 31, 1997:

                                                       Capital  Operating
                                                        Leases    Leases
                                                         (In thousands)

   1998                                                $  151     $1,017
   1999                                                   151        868
   2000                                                   114        723
   2001                                                   101        544
   2002                                                    12        117
   Thereafter                                               -        340
                                                       ------     ------
   Total minimum lease payments                           529     $3,609
   Less amounts representing interest                    (103)    ======
                                                       ------
   Present value of net minimum lease payments            426
   Less current portion                                  (108)
                                                       ------
                                                       $  318
                                                       ======

                          Kroy, Inc. and Subsidiaries

7. Commitments (continued)

Total rental expense for all operating leases was approximately $965,000 and $959,000 for the years ended March 31, 1997 and 1996, respectively.

Legal Judgment

During 1997, the Company was sued by another party which claimed an improper use of its trade secret information to stop the infringement of a Company patent. The initial trial resulted in a judgment against the Company in the total amount of approximately $630,000. The Company believes the judgment is not proper and has begun the appeals process to reverse the judgment. However, given the uncertainty of certain legal matters, the Company has recorded a liability for the judgment and estimated legal costs at March 31, 1997 which is included in other liabilities.

8. Benefit Plan

The Company has a defined contribution 401(k) benefit plan (401(k) Plan) which covers all employees who have completed one year of service and have attained age 21. Under the terms of the 401(k) Plan, employees may contribute up to 15 percent of their salary to the 401(k) Plan, subject to Internal Revenue Service limitations. The Company will match a percentage of employee contributions based upon consolidated earnings each year. The Company recorded approximately $91,400 of contribution expense during the year ended March 31, 1997 and $81,000 during the year ended March 31, 1996.

9. Restructuring Charges

During 1997, the Company performed a comprehensive evaluation of its personnel in light of its future manufacturing, sales and distribution plans. This resulted in additional costs relating to personnel changes and business process modifications that management believes are outside of its normal ongoing operating cost. Accordingly, the Company recorded restructuring charges of $597,000 related to these matters.

10. Subsequent Event

The Company has engaged an investment banking firm to assist in meeting its financial needs through sale or investment. This agreement calls for certain minimum fees and a contingent payment based upon the outcome. Relating to this arrangement, subsequent to March 31, 1997, the Company has entered into a letter of intent to sell the assets of the Company to an unrelated third party. There can be no assurances of the final terms of the proposed transaction or that the transaction will occur at all.

                    KROY, INC
       CONSOLIDATED BALANCE SHEET (UNAUDITED)
                SEPTEMBER 30, 1997
                   ($ Dollars)

CURRENT ASSETS:
  CASH                                          181,344
  ACCOUNTS RECEIVABLE, NET                    3,530,448
  INVENTORY, NET                              4,316,843
  OTHER CURRENT ASSETS                          946,161
                                             ----------
   TOTAL CURRENT ASSETS                       8,974,796

PROPERTY PLANT & EQUIPMENT                    7,898,627
  LESS: ACCUMULATED DEPRECIATION             (5,883,778)
                                             ----------
   NET PROPERTY, PLANT & EQUIPMENT            2,014,849

OTHER ASSETS                                  1,283,518
                                             ----------
   TOTAL ASSETS                              12,273,163
                                             ==========


LIABILITIES AND SHAREHOLDERS EQUITY:

CURRENT LIABILITIES:
  CURRENT LONG-TERM DEBT (LEASES)                51,078
  CURRENT REVOLVING BANK DEBT                 4,608,981
  ACCOUNTS PAYABLE                            2,146,318
  INTEREST PAYABLE                               36,964
  ACCRUED EXPENSES                              460,564
  ACCRUED FEDERAL AND STATE TAXES                54,851
  CURRENT DEFFERED TAXES                             18
                                             ----------
   TOTAL CURRENT LIABILITIES                  7,358,774

LONG-TERM LIABILITIES:
  OTHER CURRENT LIABILITIES                     800,173
  DEFERRED TAXES                                472,492
  LONG-TERM CAPITAL LEASES AND OTHER DEBT       299,075
                                             ----------
   TOTAL LONG-TERM LIABILITIES                1,571,740

SHAREHOLDERS EQUITY:
  COMMON SHARES                                   1,000
  ADDITIONAL PAID IN CAPITAL                  3,674,100
  RETAINED EARNINGS                             467,264
  CUMULATIVE TRANSLATION ADJUSTMENT            (799,715)
                                             ----------
   TOTAL SHAREHOLDERS EQUITY                  3,342,649
                                             ----------
   TOTAL LIABILITIES AND SHAREHOLDERS EQUITY 12,273,163
                                             ==========

                  KROY, INC.
  CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)



                            For the six
                           months ending
                         September 30, 1997
                         ------------------
Gross Sales                   11,374,138
  Sales R & A                    114,444
Net Sales                     11,259,694

Cost of Sales                  6,495,977

Gross Margin                   4,763,717

Selling                        1,594,608

Marketing                        739,610

Engineering                      380,216

Gen. & Admin.                  1,826,730

Total Operating Expenses       4,541,164

Operating Income (Loss)          222,553

Interest Expense (Income)        257,323
Other Expense (Income)           267,705

Pre-Tax Income (Loss)           (302,475)

Tax Expense (Benefit)             21,172

Net Income (Loss)               (323,647)

                                      KROY, INC
                    CONSOLIDATED STATEMENT OF CASH FLOW (UNAUDITED)
                                     ($ Dollars)


                                                                For the six
                                                               months ending
                                                            September 30, 1997
                                                            ------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income (Loss)                                              (323,647)

 Non-Cash Activities Included in Net Income (Loss)
  Depreciation                                                    262,544
  Amortization                                                     52,893
  (Gain) Loss on Sales of Fixed Assets                                  0
  Cumulative Translation Adjustment                               (29,028)
                                                                 --------
                                                                  (37,238)

 Changes in Operating Assets and Liabilities
  (Increase) Decrease in Accounts Receivable                      394,036
  (Increase) Decrease in Inventory                                816,934
  (Increase) Decrease in Other Assets                              16,952
  Increase (Decrease) in Accounts Payable                        (682,935)
  Increase (Decrease) in Interest Payable                          (3,107)
  Increase (Decrease) in Accrued Expenses                          (1,821)
  Increase (Decrease) in Federal and State Taxes Payable          (40,589)
  Increase (Decrease) in Other Current Liabilities               (326,194)
  Increase (Decrease) in Other Long-Term Liabilities              (19,112)
  Increase (Decrease) in Deferred Taxes                                15
                                                                 --------
    Changes in Operating Assets/Liabilites                        154,179

    Net Cash Provided (Used) By Operating Activities              116,941


CASH FLOWS FROM INVESTING ACTIVITIES:
  Debt Repayments                                                 (57,048)
  Capital Expenditures                                           (113,914)
  Proceeds From Sale of Fixed Assets                                    0
  Translation Effect From Revaluing Europe Fixed Asset              3,722
                                                                 --------
    Net Cash Provided (Used) By Investing Activities             (167,240)


CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (Decrease) in Current L-T Debt                               0
  Increase (Decrease) in L-T Debt, Excluding Revolver                   0
  Increase (Decrease) in NCFC Borrowing                             5,008
                                                                 --------
    Net Cash Provided (Used) By Financing Activities                5,008

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS              (45,291)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                  226,634

CASH AND CASH EQUIVALENTS AT END OF PERIOD                        181,343

                  KROY, INC.
 CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)



                            For the six
                           months ending
                         September 30, 1996
                         ------------------
Gross Sales                   13,741,407
  Sales R & A                    126,666
Net Sales                     13,614,741

Cost of Sales                  7,897,276

Gross Margin                   5,717,465

Selling                        2,398,631

Marketing                      1,216,108

Engineering                      606,357

Gen. & Admin.                  1,835,308

Total Operating Expenses       6,056,404

Operating Income (Loss)         (338,939)

Interest Expense (Income)        235,831
Other Expense (Income)           249,112

Pre-Tax Income (Loss)           (823,882)

Tax Expense (Benefit)           (240,159)

Net Income (Loss)               (583,723)

                             KROY, INC
            CONSOLIDATED STATEMENT OF CASH FLOW (UNAUDITED)
                          ($ Dollars)

                                                                For the six
                                                               months ending
                                                            September 30, 1996
                                                            ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income (Loss)                                             (583,724)

 Non-Cash Activities Included in Net Income (Loss)
  Depreciation                                                    301,901
  Amortization                                                     28,107
  (Gain) Loss on Sales of Fixed Assets                                  0
  Cumulative Translation Adjustment                               (56,167)
                                                               ----------
                                                                 (309,883)
 Changes in Operating Assets and Liabilities
  (Increase) Decrease in Accounts Receivable                     (417,506)
  (Increase) Decrease in Inventory                             (1,292,090)
  (Increase) Decrease in Other Assets                            (268,931)
  Increase (Decrease) in Accounts Payable                       1,362,415
  Increase (Decrease) in Interest Payable                          11,564
  Increase (Decrease) in Accrued Expenses                          20,063
  Increase (Decrease) in Federal and State Taxes Payable          (71,124)
  Increase (Decrease) in Other Current Liabilities               (149,513)
  Increase (Decrease) in Other Long-Term Liabilities               14,592
  Increase (Decrease) in Deferred Taxes                           (20,643)
                                                               ----------
   Changes in Operating Assets/Liabilites                        (811,173)

   Net Cash Provided (Used) By Operating Activities            (1,121,056)


CASH FLOWS FROM INVESTING ACTIVITIES:
  Debt Repayments                                                 (34,148)
  Capital Expenditures                                           (824,516)
  Proceeds From Sale of Fixed Assets                                    0
  Translation Effect From Revaluing Europe Fixed Asset              7,167
                                                               ----------
   Net Cash Provided (Used) By Investing Activities              (851,497)


CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (Decrease) in Current L-T Debt                               0
  Increase (Decrease) in L-T Debt, Excluding Revolver            (182,500)
  Increase (Decrease) in NCFC Revolver (Current)                2,375,117
  Investment Activity by shareholders                                   0
                                                               ----------
   Net Cash Provided (Used) By Financing Activities             2,192,617

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS              220,064

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                  402,671

CASH AND CASH EQUIVALENTS AT END OF PERIOD                        622,737

KROY INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


September 30, 1997


NOTE A -- Basis of Presentation
-------------------------------
The financial information presented herein should be read in conjunction with the audited consolidated financial statements and footnotes as of the years ending March 31, 1997 and 1996.

On October 20, 1997, all of the capital stock was purchased by Pubco Corporation, which becomes the new parent company.

The accompanying unaudited consolidated financial statements include the accounts of Kroy, Inc. and its wholly owned subsidiaries, Kroy (Europe) Limited, Kroy (Germany) GmbH, and Kroy France SARL . All material intercompany accounts and transactions have been eliminated.

The accompaying unaudited consolidated financial statements have been prepared in accordance with generally accepted principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included, all of which are of a normal recurring nature.

Net income (loss) per common share has been computed by dividing net income
(loss) by the number of shares outstanding, which for the six months ending September 30, 1997 and 1996 were a loss of $3.24 and $5.84 respectively.


NOTE B -- Inventories
---------------------
The components of inventories consist of the following  :

                                                           September 30,
                                                               1997

                             Raw materials and supplies     $1,668,523
                             Work in process                   420,502
                             Finished goods                  2,227,818
                                                            ----------
                                                            $4,316,843
                                                            ==========

Pro Forma Condensed Consolidated Financial Information (Unaudited) of Pubco Corporation (the "Company")


       The accompanying unaudited pro forma condensed consolidated financial information of the Company gives effect to the acquisition of all of the outstanding capital stock of Kroy Inc. ("Kroy") by the Company. The Company purchased all of the stock in Kroy for $273,000, and a Company subsidiary purchased Kroy's secured bank loan for the approximately $5,000,000 amount then outstanding and now acts as its secured lender.

       The pro forma balance sheet was prepared as if such transaction had occurred on September 30, 1997. The pro forma statements of operations were prepared as if such transaction had occurred at the beginning of the periods presented.

       The pro forma condensed consolidated balance sheet and statements of operations are not necessarily indicative of the consolidated financial position or results of operations as they might have been had the transaction actually occurred on the date indicated on such statements. The pro forma condensed consolidated balance sheet and statements of operations should be read in conjunction with the financial statements of Pubco Corporation and Subsidiaries, incorporated by reference into this Form 8-K from the Company's Quarterly Report on Form 10-Q for the nine months ending September 30, 1997 and the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
PUBCO CORPORATION AND SUBSIDIARIES

($ in 000's except share amounts)
                                                                        September  30,  1997

                                                      Pubco                           Pro Forma        Pro Forma
                                                   Corporation          Kroy         Adjustments     Consolidated
                                                  (As Reported)
ASSETS :

CURRENT ASSETS :
    Cash and cash equivalents                         $5,305            $181           ($273)(a)           $604
                                                                                     ($4,609)(c)
    Marketable securities and other
       investments available for sale                 25,794               0               0             25,794
   Trade receivables                                   5,934           3,536               0              9,470
   Inventory                                           7,333           4,317          (1,000)(b)         10,650
   Deferred income taxes                                 735             474               0              1,209
   Prepaid expenses and other current assets           1,217             466               0              1,683
                                                     --------        --------        --------           --------
                          TOTAL CURRENT ASSETS        46,318           8,974          (5,882)            49,410

PROPERTY AND EQUIPMENT                                 5,274           2,015            (631)(d)          6,658

INTANGIBLE ASSETS                                        973             680            (680)(b)            973

OTHER ASSETS                                          21,299             604             (87)(b)         21,816
                                                     --------        --------        --------           --------
                                  TOTAL ASSETS       $73,864         $12,273         ($7,280)           $78,857
                                                     ========        ========        ========           ========

LIABILITIES AND STOCKHOLDERS'  EQUITY

CURRENT LIABILITIES
   Accounts Payable                                   $5,690          $2,146              $0             $7,836
   Accrued Liabilities                                 7,904             605             671 (b)          9,180
   Loans Payable - Banks                                 300           4,609          (4,609)(c)            300

                     TOTAL CURRENT LIABILITIES        13,894           7,360          (3,938)            17,316

LONG-TERM DEBT                                           112               0               0                112

DEFERRED CREDITS AND  NONCURRENT LIABILITIES          21,623           1,571               0             23,194

MINORITY INTEREST                                        771               0               0                771

STOCKHOLDERS' EQUITY                                  37,464           3,342            (273)(a)         37,464
                                                                                      (2,438)(b)
                                                                                        (631)(d)
                                                     --------        --------        --------           --------
     TOTAL LIABILITIES  & STOCKHOLDERS' EQUITY       $73,864         $12,273         ($7,280)           $78,857
                                                     ========        ========        ========           ========

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
PUBCO CORPORATION AND SUBSIDIARIES

($ in 000's except share amounts)

                                                For the nine months ending  September 30, 1997

                                              Pubco                        Pro Forma      Pro Forma
                                           Corporation        Kroy        Adjustments   Consolidated
                                          (As Reported)
Net sales                                    $38,748        $17,868             $0         $56,616

Cost of sales                                 27,477        $10,485              0          37,962
                                           ----------       -------           ----       ---------
                           GROSS PROFIT       11,271          7,383              0          18,654
                                           ==========       =======           ====       =========
Costs and expenses :
   Selling, general and
        administrative expenses                8,380         $7,419            (47)(b)      15,752
   Interest,  net                             (2,072)          $371           (375)(c)      (1,888)
                                                                               188 (d)
                                           ---------        -------           ----       ---------
                                               6,308          7,790           (234)         13,864

Other income (expense)                           516        ($1,251)            58 (a)        (677)

                                           ---------        -------           ----       ---------
INCOME (LOSS) BEFORE INCOME TAXES AND
                    MINORITY INTEREST          5,479         (1,658)           292           4,113

Provision for income taxes                       221           $108              0             329
                                           ---------        -------           ----       ---------
 INCOME (LOSS) BEFORE MINORITY INTEREST        5,258         (1,766)           292           3,784

Minority interest                               (163)             0              0            (163)
                                           ---------        -------           ----       ---------
                      NET INCOME (LOSS)       $5,095        ($1,766)          $292          $3,621
                                           =========        =======           ====       =========
Preferred stock dividend requirements            656              0              0             656
                                           ---------        -------           ----       ---------
           NET INCOME (LOSS) APPLICABLE
                 TO COMMON STOCKHOLDERS       $4,439        ($1,766)          $292          $2,965
                                           =========        =======           ====       =========
                   NET INCOME PER SHARE        $1.18                                         $0.79
                                           =========                                     =========
             WEIGHTED AVERAGE NUMBER OF    3,752,473                                     3,752,473
                     SHARES OUTSTANDING    =========                                     =========


PROFORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
PUBCO CORPORATION AND SUBSIDIARIES

($ in 000's except share amounts)
                                                       For the year ending December 31, 1996

                                              Pubco                        Pro Forma      Pro Forma
                                           Corporation      Kroy (1)      Adjustments   Consolidated
                                          (As Reported)

Net sales                                    $51,069        $26,885             $0          $77,954
Cost of sales                                 36,747         15,786              0           52,533
                                           ---------        -------           ----        ---------
                            GROSS PROFIT      14,322         11,099              0           25,421
                                           =========        =======           ====        =========
Costs and expenses  :
   Selling, general and
      administrative expenses                 11,339         11,715            (63) (b)      22,991
   Interest,  net                             (2,287)           499           (500) (c)      (2,038)
                                                                               250  (d)
                                           ---------        -------           ----        ---------
                                               9,052         12,214           (313)          20,953

Other income (expense)                           558         (1,700)            77  (a)      (1,065)

                                           ---------        -------           ----        ---------
       INCOME (LOSS) BEFORE INCOME TAXES
                   AND MINORITY INTEREST       5,828         (2,815)           390            3,403

Provision for income taxes                      (534)          (257)             0             (791)
                                           ---------        -------           ----        ---------
  INCOME (LOSS) BEFORE MINORITY INTEREST       6,362         (2,558)           390            4,194

Minority interest                                (71)             0              0              (71)
                                           ---------        -------           ----        ---------
                       NET INCOME (LOSS)      $6,291        ($2,558)          $390            4,123
                                           =========        =======           ====        =========
Preferred stock dividend requirements            875              0              0              875
                                           ---------        -------           ----        ---------
         NET INCOME (LOSS) APPLICABLE TO
                     COMMON STOCKHOLDERS      $5,416        ($2,558)          $390           $3,248
                                           =========        =======           ====        =========
                    NET INCOME PER SHARE       $1.50                                          $0.90
                                           =========                                      =========
              WEIGHTED AVERAGE NUMBER OF   3,610,278                                      3,610,278
                      SHARES OUTSTANDING   =========                                      =========

(1)  Reported for the year ending March 31, 1997

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) PUBCO CORPORATION AND SUBSIDIARIES



NOTE 1 -- BASIS OF PRESENTATION


The acquisition of Kroy by the Company has been accounted for under the purchase method of accounting, certain aspects of which are reflected in the form of adjustments to the pro forma condensed consolidated financial information.

Certain balances of Kroy's audited and interim financial statements have been reclassifed to conform to the pro forma format.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) PUBCO CORPORATION AND SUBSIDIARIES -- Continued



NOTE 2  --  PRO FORMA CONDENSED BALANCE SHEET ADJUSTMENTS (UNAUDITED)

  Adjustments to the Pro Forma Condensed Consolidated Balance Sheet (Unaudited) were made to :

   (a) reflect the Company's purchase of all of the outstanding stock of Kroy ;

   (b) record adjustments to Kroy's historical assets and liabilities, to record them to fair market value. ;

   (c) eliminate Kroy's bank debt from the consolidation because the debt was purchased by a Company subsidiary ;

   (d) adjust stockholders' equity to equal Company's investment in Kroy, recognizing a write down of property and equipment since the fair value of net assets was more than the purchase price.


NOTE 3 -- PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS ADJUSTMENTS (UNAUDITED)

  The following adjustments to the Pro Forma Condensed Consolidated Statement of Operations (Unaudited) were made to :

   (a) remove amortization on intangibles and other assets, which were written off to restate Kroy's assets and liabilities to fair market value ;

   (b) reduce depreciation on property and equipment, which was written down since the fair value of net assets was more than the purchase price ;

   (c) based on the elimination of Kroy's bank debt from the consolidation because the debt was purchased by a Company subsidiary, interest expense was removed ;

   (d) based on the elimination of Kroy's bank debt from the consolidation because the debt was purchased by a Company subsidiary, interest income was removed which the Company would have earned on the funds used.

                                SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.


                                  PUBCO CORPORATION


                                  By  /s/ Robert H. Kanner
                                    ------------------------------
                                    Robert H. Kanner
                                    President




Date:  December 29, 1997